Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EV3 INC.,

MICRO INVESTMENT, LLC

AND

MICRO THERAPEUTICS, INC.

DATED AS OF NOVEMBER 14, 2005

Section 4.7. SEC Filings; Financial Statements
Section 4.8. Absence of Certain Changes or Events
Section 4.9. Taxes
Section 4.10. Litigation
Section 4.11. Contracts and Commitments
Section 4.12. Information Supplied
Section 4.13. Stockholders’ Rights Agreement
Section 4.14. Employee Benefit Plans
Section 4.15. Labor and Employment Matters
Section 4.16. Environmental Compliance and Disclosure
Section 4.17. Intellectual Property
Section 4.18. Brokers

ARTICLE V COVENANTS

Section 5.1. Conduct of the Company’s Business Pending the Merger
Section 5.2. Conduct of Parent’s Business Pending the Merger
Section 5.3. Notification of Certain Matters
Section 5.4. Further Assurances
Section 5.5. Stockholder Litigation
Section 5.6. Indemnification
Section 5.7. Public Announcements
Section 5.8. Written Consent
Section 5.9. Information Statement/Prospectus
Section 5.10. Quotation on NASDAQ
Section 5.11. Affiliates
Section 5.12. Tax Treatment of Merger

ARTICLE VI CONDITIONS

Section 6.1. Conditions to the Obligation of Each Party
Section 6.2. Conditions to Obligations of Parent and Merger Sub to Effect the Merger
Section 6.3. Conditions to Obligations of the Company to Effect the Merger

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination
Section 7.2. Effect of Termination
Section 7.3. Amendments
Section 7.4. Waiver

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ARTICLE VIII GENERAL PROVISIONS

Section 8.1. No Third Party Beneficiaries
Section 8.2. Entire Agreement
Section 8.3. Succession and Assignment
Section 8.4. Counterparts
Section 8.5. Headings
Section 8.6. Governing Law; Jurisdiction
Section 8.7. Severability; Jurisdiction
Section 8.8. Specific Performance
Section 8.9. Construction
Section 8.10. Non-Survival of Representations and Warranties and Agreements
Section 8.11. Certain Definitions
Section 8.12. Notices
Section 8.13. Procedure for Termination, Amendment, Extension or Waiver
Section 8.14. Waiver of Jury Trial
Section 8.15. Company Disclosure Letter and Parent Disclosure Letter

EXHIBIT 1.4(a)	— Form of Second Amended and Restated Certificate of Incorporation
EXHIBIT 1.4(b)	— Form of Amended and Restated Bylaws
EXHIBIT 5.12(c)(1)	— Form of Parent (and Merger Sub) Representation Letter
EXHIBIT 5.12(c)(2)	— Form of Company Representation Letter

iii

Index of Defined Terms

Defined Term	Section

Agreement	Preamble
Approved Matter	5.1(a)
Assumed Option	2.2(a)
CERCLA	4.16(b)
Certificate	2.1(a)
Certificate of Merger	1.2(a)
Closing	1.2(b)
Closing Date	1.2(b)
Code	Preamble
Company	Preamble
Company Bylaws	3.1(b)
Company Certificate of Incorporation	3.1(b)
Company Common Stock	Preamble
Company Disclosure Letter	Article III
Company ESPP	3.2(a)
Company Independent Advisor	3.3(c)
Company Options	2.2(a)
Company Preferred Stock	3.2(a)
Company Rights	Preamble
Company Shares	Preamble
Company Stockholder Approval	3.3(a)
Company Stock Plans	2.2(a)
Company Subsidiaries	3.2(c)
Company Warrants	3.2(a)
Customers	4.11(a)
D&O Insurance	5.6(c)
DGCL	Preamble
DLLC Act	Preamble
Effective Time	1.2(a)
Environmental Laws	4.16(h)
ERISA	4.14(b)
Exchange Act	3.5
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	2.1(a)
FDA	4.6(d)
FDCA	4.6(a)
GAAP	4.7(b)
Governmental Entity	3.5
Hazardous Material	4.16(i)
Indemnified Parties	5.6(a)
Information Statement/Prospectus	5.9

Intellectual Property	4.17(c)
Judgments	6.1(a)
Key Existing Product	8.11(b)
Key Pipeline Product	8.11(b)
Law	3.4
Liens	3.2(c)
Litigation	4.10(a)
Material Adverse Effect	8.11(d)
Merger	Preamble
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Units	2.1(c)
NASDAQ	2.2(b)
NLRB	4.15(a)
Order	3.4
Other Filings	5.9
Parent	Preamble
Parent Benefit Plan	4.14(e)
Parent Bylaws	4.1(b)
Parent Certificate of Incorporation	4.1(b)
Parent Common Stock	4.2(a)
Parent Compensation Plan	4.14(d)
Parent Disclosure Letter	Article IV
Parent ERISA Affiliate	4.14(a)
Parent Filed SEC Reports	4.7(a)
Parent Financial Statements	4.7(b)
Parent Independent Advisor	4.18
Parent Intellectual Property Rights	4.17(c)
Parent Material Contract	4.11(a)
Parent Pension Plan	4.14(b)
Parent Preferred Stock	4.2(a)
Parent Restricted Stock	4.2(a)
Parent SEC Reports	4.7(a)
Parent Stock Plan	4.2(a)
Parent Subsidiaries	4.2(d)
Parent Welfare Plan	4.14(c)
Permits	4.6(a)
Rights Plan	Preamble
S-4	5.9
Sarbanes-Oxley Act	4.7(a)
SEC	2.2(c)
Securities Act	3.5
Special Committee	Preamble
Stock Rights	3.2(b)
Subsidiary	3.1
Suppliers	4.11(a)

Surviving Corporation	Preamble
Tax	4.9(h)
Tax Return	4.9(h)
Termination Date	7.1(b)(i)
Third Party Intellectual Property Rights	4.17(c)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 14, 2005, is by and among EV3 INC., a Delaware corporation (“Parent”), MICRO INVESTMENT, LLC, a Delaware limited liability company (“Merger Sub”) and a direct wholly owned Subsidiary of Parent, and MICRO THERAPEUTICS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent through Merger Sub presently holds a majority of the common stock, par value $0.001 per share of the Company (the “Company Shares”) along with the associated preferred share purchase rights (the “Company Rights” and together with the Company Shares, the “Company Common Stock”) issued pursuant to the Company’s Rights Agreement dated June 3, 1999, between the Company and U.S. Stock Transfer and Trust Company, as Rights Agent, as amended (the “Rights Plan”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLC Act”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity (the “Surviving Corporation”) as a result of which, the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has established a Special Committee thereof (the “Special Committee”) and has delegated to the Special Committee the authority to, among other things, negotiate the terms and conditions of this Agreement, retain separate outside legal counsel and a separate financial advisor and recommend to the full Board of Directors of the Company whether the Board of Directors of the Company should approve and declare the advisability of this Agreement;

WHEREAS, the terms of such delegation provided that the Board of Directors of the Company would not recommend or approve any transaction such as that contemplated by this Agreement without the recommendation of the Special Committee;

WHEREAS, the Special Committee, after having consulted with its legal and financial advisors, has determined that the Merger is fair to, and in the best interests of, the holders of Company Common Stock other than Parent and its Subsidiaries, and has recommended to the full Board of Directors of the Company that the Board of Directors of the Company approve and declare the advisability of this Agreement, and the Board of Directors of the Company has approved and declared the advisability of this Agreement (which approval included the approval of each disinterested director of the Company for purposes of Section 144(a) of the DGCL);

WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Managers of Merger Sub (i) has determined that the Merger is in the best interests of Merger Sub and its sole member and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that Parent, as the sole member of Merger Sub, approve and adopt this Agreement and the Merger;

WHEREAS, Parent, in its capacity as sole member of Merger Sub, has approved and adopted this Agreement and the Merger by unanimous written consent in accordance with the requirements of the DLLC Act; and

WHEREAS, for U.S. federal income tax purposes, it is intended by Parent, Merger Sub and the Company that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, (b) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and (c) Parent and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1.  The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLC Act, at the Effective Time, the Merger Sub shall be merged with and into the Company.  At the Effective Time and as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation following the Merger.  The existence of the Company shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the Laws of the State of Delaware.

Section 1.2.  Effective Time; Closing.

(a)                                  As promptly as practicable on the Closing Date, the Company shall file a certificate of merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL or the DLLC Act in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL or the DLLC Act, as applicable.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”).

(b)                                 The closing (the “Closing”) of the Merger shall be held at 9:00 a.m., Eastern Time, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036, on the third (3rd) business day following the satisfaction or waiver (subject to applicable

Law) of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time, date and location is agreed to in writing by Parent and the Company (the date of the Closing, the “Closing Date”).

Section 1.3.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLC Act.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4.  Certificate of Incorporation and Bylaws.

(a)                                  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form set forth in Exhibit 1.4(a) hereto.  Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by applicable Law.

(b)                                 At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form set forth in Exhibit 1.4(b) hereto.  Thereafter, the bylaws may be amended or repealed in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.5.  Directors and Officers.  From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the members of the board of managers of Merger Sub immediately prior to the Effective Time shall be the members of the Board of Directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE PROCEDURES

Section 2.1.  Effect on Company Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)                                  Subject to the other provisions of this Section 2.1 and Section 2.3(e), each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares canceled pursuant to Section 2.1(b)) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive 0.476289 (the “Exchange Ratio”) of a share of Parent Common Stock (the “Merger Consideration”).  At the Effective Time, such shares converted pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of record of a certificate or certificates that immediately prior to the Effective Time represented any such shares (collectively, “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Section 2.1(a).

(b)                                 Each Company Share held in treasury by the Company and each Company Share owned directly by Merger Sub, in each case immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist without any conversion thereof, and no payment, distribution or other consideration shall be made with respect thereto.

(c)                                  All of the ownership interests in Merger Sub (the “Merger Sub Units”) outstanding immediately prior to the Effective Time shall be converted into and become 100 validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation from and after the Effective Time.

Section 2.2.  Stock Options; Warrants.

(a)                                  At the Effective Time and without any action on the part of the parties hereto, (i) the 1996 Stock Incentive Plan, the 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (together, the “Company Stock Plans”) and (ii) each unexercised and unexpired stock option that is then outstanding under the Company Stock Plans or any other plan or arrangement under which the Company or its subsidiaries grants stock options, whether or not exercisable and whether or not vested (the “Company Options”), shall be assumed by Parent and such Company Options shall be converted into options to purchase Parent Common Stock (individually an “Assumed Option” and collectively the “Assumed Options”). Each Assumed Option shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Stock Plan and any agreement evidencing the grant of such Assumed Option, as in effect immediately prior to the Effective Time, except that, as of the Effective Time, (i) the Assumed Options shall be exercisable for whole shares of Parent Common Stock, and the number of such shares shall be equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Option, whether or not exercisable, immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, (iii) all references in the Company Stock Plan and the agreement evidencing the Assumed Option to the Company shall be deemed to be references to Parent and (iv) all references in the Company Stock Plan and the agreement evidencing the Company Option to Company Common Stock shall be deemed to be references to Parent Common Stock.  Notwithstanding anything to the contrary in this Section 2.2, the conversion of any Assumed Options (regardless of whether such options qualify as “incentive stock options” within the meaning of Section 422 of the Code) into options to purchase Parent Common Stock shall be made in such a manner as would not constitute a “modification” of such Assumed Options within the meaning of Section 424 of the Code.

(b)                                 As soon as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of an Assumed Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Assumed Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.2 after giving effect to the Merger).  Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise or settlement of the Assumed Options pursuant to the terms set forth in this Section 2.2.  As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or another appropriate form) with respect to the shares of Parent Common Stock subject to the Assumed Options.  Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements and to keep the current status of the prospectus or prospectuses required thereby maintained as long as Assumed Options remain outstanding.  In addition, Parent shall use reasonable best efforts to cause the shares of Parent Common Stock subject to the Assumed Options to be quoted on NASDAQ National Market (“NASDAQ”).

(c)                                  On or after the date of this Agreement and prior to the Effective Time, each of Parent and the Company shall take all necessary actions as may be required to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.  Such actions shall be consistent with all current applicable interpretation and guidance of the United States Securities and Exchange Commission (the “SEC”), including, but not limited to, the No-Action letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 2.3.  Exchange of Certificates.

(a)                                  Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that may be designated by Parent and reasonably satisfactory to the Company as exchange agent (the “Exchange Agent”), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a), and (ii) cash, from time to time as required solely to make payments in lieu of any fractional shares pursuant to Section 2.3(e) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock and cash contemplated to be issued pursuant to Section 2.1(a) and this Section 2.3(a) out of the Exchange Fund.  Except as contemplated by Section 2.3(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b)                                 Exchange Procedures.  As promptly as practicable after the Effective Time (and in any event within three (3) business days), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a):  (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal in exchange for the Merger Consideration.  Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to this Article II in respect of the Company Shares formerly represented by such Certificate after taking into account all Company Shares then held by such holder, and (B) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c), and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or will accrue on any cash payable pursuant to Section 2.3(c) or (e).  In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and a check for cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and for any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c) may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, the cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c).

(c)                                  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate formerly representing Company Shares with respect to the shares of Parent Common Stock issuable upon surrender thereof, until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of escheat, Tax or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d)                                 No Further Rights in the Company Common Stock.  All cash paid pursuant to Section 2.3 (e) and all shares of Parent Common Stock issued upon the surrender for exchange of the Company Shares in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(e)                                  No Fractional Shares.  No certificates or script representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  Each holder of Company Shares exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, upon surrender of such holder’s Certificates in accordance with this Section 2.3, an amount in cash (without interest)  rounded to the nearest cent, equal to the product obtained by multiplying (i) the amount of the fractional share interest to which such holder would otherwise be entitled under Section 2.1(a) (or would be entitled but for this Section 2.3(e)) by (ii) the amount equal to the average of the per share closing prices as reported on NASDAQ of shares of Parent Common Stock during the ten (10) consecutive trading days ending on (and including) the complete trading day immediately preceding the Closing Date.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 2.3(b).

(f)                                    Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or the Company Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of the Company Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Company Shares who have not theretofore complied with this Article II shall thereafter look solely to Parent with respect to the Merger Consideration payable or issuable upon due surrender of their Certificates, and any distributions payable pursuant to Section 2.3(c), without any interest thereon.  Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such times as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(h)                                 No Liability.  Neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any such Company Shares (or dividends or distributions with respect thereto), or any cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i)                                     Withholding Rights.  Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax Law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect to which such deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(j)                                     Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.3(e) and any dividend or other distributions to which the holders thereof are entitled pursuant to Section 2.3(c).

Section 2.4.  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company or the Surviving Corporation.  From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent for any reason shall be canceled and exchanged as provided in this Article II.

Section 2.5.  Forms of Company Options.  Prior to the date hereof, the Company has made available to Parent correct and complete copies of the form of each stock option agreement that evidences any outstanding Company Options, restricted stock grants or other compensatory stock awards, and no stock option agreement or other award agreement that governs any such Company Options or other compensatory stock awards contains terms that are inconsistent with such forms.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the other parties hereto as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is reasonably apparent on its face) delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), (ii) as disclosed in the Company SEC Reports filed or furnished to the SEC by the Company, and in either case, publicly available on or after

January 1, 2005 and prior to the date hereof, but excluding any risk factor disclosure contained in any such Company SEC Reports under the heading “Risk Factors” or “Special Note Regarding Forward-Looking Statements”), or (iii) that the Company makes no representations in this Article III as to matters relating to Parent, the Parent Subsidiaries or their respective affiliates (other than the Company and the Company Subsidiaries) with respect to any matter covered in this Article III:

Section 3.1.  Organization and Standing.

(a)                                  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company, the Board of Directors of the Company and the committees of Boards of Directors of the Company, in each case held since January 1, 2003 and prior to the date hereof.

(b)                                 (i) Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) each of the Company and each Company Subsidiary (A) has full corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clauses (b)(i) and (b)(ii), where any such failure has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the Amended and Restated Certificate of Incorporation of the Company (“Company Certificate of Incorporation”) and the Bylaws of the Company (the “Company Bylaws”), in each case as amended and in effect as of the date hereof.  The Company Certificate of Incorporation and the Company Bylaws are in full force and effect and have not been amended or otherwise modified. The Company is not in material violation of any provision of the Company Certificate of Incorporation or the Company Bylaws, and no Company Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

For purposes of this Agreement a “Subsidiary” of any person means another person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first person or by any one or more of its Subsidiaries, or by such first person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person) or (ii) of which such first person or any other Subsidiary of such first person is a general partner (excluding partnerships, the general partnership interests of which held by such first person and any Subsidiary of such first person do not have a majority of the voting interests in such partnership).

Section 3.2.  Capitalization.

(a)                                  The authorized capital stock of the Company consists of 70,000,000 shares of the Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value (the “Company Preferred Stock”).  As of November 11, 2005, (a) 48,578,719 shares of the Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (b) no shares of the Company Common Stock are held in the treasury of the Company, (c) 5,113,596 Company Options are outstanding pursuant to the Company Stock Plans, each such option entitling the holder thereof to purchase one share of the Company Common Stock, and 1,164,383 shares of the Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Options, (d) no shares of Company Preferred Stock are issued and outstanding, (e) there are no warrants issued and outstanding to purchase shares of the Company Common Stock (the “Company Warrants”), (f) no shares of restricted stock of the Company are issued and outstanding, (g) 189,156 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company’s Fifth Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”), and (h) 170,000 shares of Company Preferred Stock were designated Series A Preferred Stock, par value $0.001 per share, and were reserved for issuance upon exercise of the Company Rights pursuant to the Rights Plan.  Section 3.2 of the Company Disclosure Letter sets forth a true and complete list, as of November 11, 2005, of the outstanding Company Options and Company Warrants with the exercise price of each such options and warrants.

(b)                                 Except as set forth above, as of November 11, 2005, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Company Subsidiary relating to the issued or unissued capital stock or equity interest of the Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests (collectively, “Stock Rights”) in the Company or any Company Subsidiary.  All shares of the Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company (including any Company Shares) or any Company Subsidiary or any Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(c)                                  Exhibit 21.1 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 includes all the Subsidiaries of the Company (the “Company Subsidiaries”).  All the outstanding shares of capital stock of, or other equity interests in, each such Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.  As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries).

Section 3.3.  Authority for Agreement.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of this Agreement, and the consummation by Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLC Act).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.  The affirmative vote of a majority in voting power of the outstanding shares of the Company Common Stock entitled to vote in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws (the “Company Stockholder Approval”), acting at a duly called meeting of the stockholders of the Company or by written consent in lieu of such meeting, is the only vote of the holders of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)                                 At a meeting duly called and held on the date hereof, the Board of Directors of the Company acting subsequent to the unanimous recommendation of the Special Committee (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and the Company’s stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger (such approval included the approval of each disinterested director of the Company for purposes of Section 144(a) of the DGCL) which, in each case, has not been subsequently rescinded, modified or withdrawn prior to the execution and delivery of this Agreement by the Company. The actions taken by the Board of Directors of the Company constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL do not apply to this Agreement, or the transactions contemplated hereby.  Other than Section 203 of the DGCL, no state anti-takeover or similar statute is applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

(c)                                  Deutsche Bank Securities, Inc. (the “Company Independent Advisor”) has delivered to the Special Committee its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates). The Company has made available to Parent a correct and complete copy of the form of each such opinion prior to the execution of this Agreement.

Section 3.4.  No Conflict.  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) assuming the Company Stockholder Approval is obtained, conflict with or violate (i) the Company Certificate of Incorporation, the Company Bylaws or the Rights Plan or (ii) the equivalent organizational documents of any Company Subsidiary, (b) subject to Section 3.5 and assuming the Company Stockholder Approval is obtained, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law (a “Law”) or any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative (an “Order”), in each case applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of any of them is bound or affected (including any material contract of the Company), except, in the case of clauses (a)(ii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5.  Required Filings and Consents.  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), except for (i) applicable requirements, if any, of (A) the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, the filing with and declaration of effectiveness by the SEC of the Information Statement/Prospectus and the Other Filings, as applicable, (B) state securities or “blue sky” laws, (C) the DGCL and the DLLC Act to file the Certificate of Merger or other appropriate documentation, (D) NASDAQ, and (E) the filings by the Company required by applicable antitrust and competition laws, (ii) receipt of the Company Stockholder Approval, and (iii) such consents, approvals, orders, authorizations or permits of, or declarations, registrations, filings with, or notifications to any Governmental Entity which have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6.  Information Supplied.  The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement/Prospectus and the Other Filings, as applicable, shall not, at (i) the time the Information Statement/Prospectus is declared effective, (ii) the time the Information Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  If, at anytime prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Information Statement/Prospectus, the Company shall promptly inform Parent in writing.  All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement/Prospectus.

Section 3.7.  Rights Plan.  The Company has taken all actions necessary under the Rights Plan, to (i) render the Rights Plan inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent, Merger Sub or any other Parent Subsidiary is an Acquiring Person (as defined in the Rights Plan), (y) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Plan) does not occur and (z) the Company Rights do not become exercisable, in the case of clauses (x), (y) and (z), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Date (as defined in the Rights Plan) shall occur immediately prior to the Effective Time.

Section 3.8.  Brokers.  Except pursuant to the Company Independent Advisor’s engagement letter with the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  Section 3.8 of the Company Disclosure Letter includes a true and complete copy of all agreements between the Company and the Company Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.9.  Taxes.  Neither the Company nor any of the Company Subsidiaries has taken any action or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is reasonably apparent on its face) delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), (ii) as disclosed in the Parent SEC Reports filed or furnished to the SEC by Parent, and in either case, publicly available on or after January 1, 2005 and prior to the date hereof (including the report on Form 10-Q to be filed with the SEC on November 14, 2005) but excluding any risk factor disclosure contained in any such Parent SEC Reports under the heading “Factors That May Affect Future Results” or “Special Note Regarding Forward-Looking Statements”) or (iii) that Parent and Merger Sub make no representation in this Article IV as to matters relating to the Company or the Company Subsidiaries or their respective affiliates with respect to any of the matters covered in this Article IV:

Section 4.1.  Organization and Standing.

(a)                                  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.  Parent has made available to the Company complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of Parent, the Board of Directors of Parent and the committees of Boards of Directors of Parent, in each case held since January 1, 2003 and prior to the date hereof.

(b)                                 (i) Each Parent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) each of Parent, Merger Sub and each Parent Subsidiary (A) has full corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clauses (b)(i) and (b)(ii), where any such failure has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Parent has furnished or made available to the Company true and complete copies of the Amended and Restated Certificate of Incorporation of Parent (the “Parent Certificate of Incorporation”) and the Amended and Restated Bylaws of Parent (the “Parent Bylaws”), in each case as amended and in effect as of the date hereof.  The Parent Certificate of Incorporation and the Parent Bylaws are in full force and effect and have not been amended or otherwise modified.  Parent is not in material violation of any provision of the Parent Certificate of Incorporation or the Parent Bylaws, and no Parent Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

(c)                                  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Merger Sub has not engaged in any business activities, conducted any operations or incurred any liabilities, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

Section 4.2.  Capitalization.

(a)                                  The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, par value $0.01 per share (“Parent Common Stock”) and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”).  As November 1, 2005, (i) 49,155,616 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) an aggregate of 2,000,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2005 Stock Option Plan (the “Parent Stock Plan”), of which 1,691,924 shares of Parent Common Stock were subject to outstanding and unexercised stock options, and (iv)  none of the issued and outstanding shares of Parent Common Stock were subject to vesting, restrictions on transfer or repurchase rights (shares so subject, “Parent Restricted Stock”).  As of November 1, 2005, no shares of Parent Preferred Stock were issued and outstanding or were held by Parent in its treasury.

(b)                                 Except as set forth above, as of November 1, 2005 there are no Stock Rights in Parent or any Parent Subsidiary.  All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of Parent (including any shares of Parent Common Stock) or any Parent Subsidiary or any Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(c)                                  All of the authorized interests in Merger Sub are directly owned by Parent free and clear of all Liens and are fully paid and nonassessable and free of preemptive rights.  There are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Merger Sub relating to the issued or unissued equity interests of Merger Sub or obligating Merger Sub to issue or sell any equity interests of, or options, warrants, convertible securities, subscriptions or other equity interests in, Merger Sub.

(d)                                 Exhibit 21.1 to Parent’s Form S-1 filed with the SEC on April 5, 2005, as amended, includes all the Subsidiaries of Parent (the “Parent Subsidiaries”).  All the outstanding shares of capital stock of, or other equity interests in, each such Parent Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by Parent, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.  As of the date of this Agreement, neither Parent nor any of the Parent

Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Parent Subsidiaries).

Section 4.3.  Authority for Agreement.

(a)                                  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of each of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents as required by the DGCL and the DLLC Act).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.  The affirmative vote of the holders of the outstanding units of interest in Merger Sub entitled to vote at a duly called and held meeting of unitholders is the only vote of the holders of membership units of Merger Sub necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)                                 The Board of Directors of Parent has unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of Parent and Parent’s stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

(c)                                  The Board of Managers of Merger Sub has unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and Merger Sub’s stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the sole member of Merger Sub.

(d)                                 Parent, in its capacity as sole member of Merger Sub, has unanimously approved and adopted this Agreement and the Merger.

Section 4.4.  No Conflict.  The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate (i) the Parent Certificate of Incorporation or the Parent Bylaws, (ii) the Certificate of Formation of Merger Sub or the Operating Agreement of

Merger Sub or (iii) the equivalent organizational documents of any of the Parent Subsidiaries, (b) subject to Section 4.5, conflict with or violate any Law or any Order, in each case applicable to Parent or any of the Parent Subsidiaries or by which any property or asset of Parent or any of the Parent Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of Parent or any of the Parent Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any property or asset of any of them is bound or affected, except, in the case of clauses (a)(iii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5.  Required Filings and Consents.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of (A)  the Securities Act and the Exchange Act, including, without limitation, the filing with, and declaration of effectiveness by, the SEC of the Information Statement/Prospectus and the Other Filings, as applicable, (B) state securities or “blue sky” laws, (C) the DGCL and the DLLC Act to file the Certificate of Merger or other appropriate documentation, (D) NASDAQ, and (E) the filings by Parent required by applicable antitrust and competition laws, and (ii) such consents, approvals, orders, authorizations or permits of, or declarations, registrations, filings with, or notifications to any Governmental Entity which have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6.  Compliance; Regulatory Compliance.

(a)                                  Each of Parent and the Parent Subsidiaries (i) is and has been operated at all times in compliance with all Laws applicable to Parent or any Parent Subsidiary or by which any property, business or asset of Parent or any Parent Subsidiary is bound or affected, including, but not limited to, the federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C § 321 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws, SSA § 1128 (42 U.S.C. § 1320a-7), or the regulations promulgated pursuant to such laws, and comparable state laws, accreditation standards and all other state and federal laws, regulations, manual provisions, policies and administrative guidance relating to the regulation of the business of Parent and the Parent Subsidiaries, and (ii) is not in default or violation of any federal or state governmental licenses, registrations, approvals, authorizations, clearances, exemptions, filings, permits or franchises (collectively, “Permits”) to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound or affected, except, in the case of clauses (a)(i) and (ii) above, for any such failures to comply, defaults, violations or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Each of Parent and the Parent Subsidiaries has in effect all material Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used; and except as set forth on Section 4.6 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary has received any notice or communication from any Governmental Entity regarding (i) any actual or possible violation of applicable law or any Permit or any failure to comply with any applicable law or the requirements of any Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Permit; except for any such violation, revocation, withdrawal, suspension, cancellation, limitation, termination or modification which has not had and would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Neither Parent nor any Parent Subsidiary is enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third party payment program or is a party to any participation agreement for payment by any such governmental health care program and third party payment program.

(d)                                 Parent and the Parent Subsidiaries, as well as Parent’s and the Parent Subsidiaries’ manufacturers, suppliers, distributors or other third party contractors, manufacture, market, and distribute, and for the past three years have manufactured, marketed, and distributed, their products in compliance with all applicable federal statutes, and rules and regulations promulgated by the United States Food and Drug Administration (“FDA”) and with applicable laws, rules, regulations, and standards of any comparable state authority or foreign regulatory authority, including, but not limited to, the FDCA and its implementing regulations at 21 C.F.R. Parts 801, 803, 806, 807, 814 and 820, and Parent’s quality control procedures in effect at the time of manufacture, except for instances of noncompliance which have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All of the products currently marketed by Parent and the Parent Subsidiaries in the United States have been approved or cleared for sale by the FDA and all other applicable federal and state regulatory agencies.  For all of the products currently marketed by Parent and the Parent Subsidiaries outside the United States, Parent and the Parent Subsidiaries have obtained all material necessary regulatory approvals from all applicable foreign regulatory authorities.  Neither Parent nor the Parent Subsidiaries have received any notice from, or otherwise have knowledge of, the FDA or any other federal, state or foreign regulatory authority, questioning its manufacturing practices, or threatening to limit, suspend, or revoke any product marketing clearance or approval, change the marketing classification or labeling of, or otherwise require market removal or withdrawal of any of Parent’s products.  Except as set forth on Section 4.6 of the Parent Disclosure Letter, Parent has not received, nor has knowledge of any facts that furnish any basis for, any Form FDA-483 inspectional observations or untitled or warning letters from the FDA, or any other similar communications from the FDA, or any applicable state or foreign governmental regulatory authority within the past three (3) years; and there have been no voluntary or involuntary recalls, corrective actions, removals, field notifications, import alerts, product detentions, product seizures, governmental investigations, or civil or criminal enforcement action initiated, proposed, requested, or threatened relating to the products or Parent or the Parent Subsidiaries within the last three (3) years.  Parent and the Parent Subsidiaries do not have knowledge of any false information or significant omission in any product application, registration, report, or other submission or communication to the FDA or comparable foreign regulatory authority.

(e)                                  All pre-clinical trials and clinical trials conducted by or on behalf of Parent and the Parent Subsidiaries have been, and are being conducted in compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable federal statutes and rules and regulations promulgated by the FDA relating thereto, including without limitation the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 812, except for instances of noncompliance which have not had, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)                                    No officer, employee or agent of Parent or the Parent Subsidiaries has committed any act, made any statement, or failed to make any statement, that would be reasonably expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(g)                                 Parent and the Parent Subsidiaries, and the officers, employees and agents of Parent and the Parent Subsidiaries, have not been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar state law, rule or regulation.  As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened against Parent or the Parent Subsidiaries, or the officers, employees or agents of Parent or the Parent Subsidiaries.

(h)                                 This Section 4.6 does not relate to Tax matters, employee benefits matters, labor relations matters or environmental matters which are the subjects of Sections 4.9, 4.14, 4.15 and 4.16, respectively.

Section 4.7.  SEC Filings; Financial Statements.

(a)                                  Each of Parent and the Parent Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since June 17, 2005 (the “Parent SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Parent SEC Report filed or furnished to the SEC by Parent, and in either case, publicly available prior to the date hereof (each, a “Parent Filed SEC Report”).  Notwithstanding the foregoing, the report on Form 10-Q to be filed with the SEC on November 14, 2005 shall be deemed, for all purposes under this Agreement, a “Parent Filed SEC Report”.  None of the Parent SEC Reports (including, any financial statements or schedules included or incorporated by reference therein) contained when filed, and any Parent SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Parent Filed SEC Report.  The principal executive officer of Parent and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) have made the certifications required by Sections 302 and 906 of, and Parent has complied in all material respects with, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to Parent’s filings pursuant to the Exchange Act.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act..

(b)                                 Except to the extent updated, amended, restated or corrected by a subsequent Parent Filed SEC Report, all of the financial statements included in the Parent SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Parent Financial Statements”), have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).  The consolidated balance sheets (including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Parent Filed SEC Report) fairly present the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Parent Filed SEC Report) fairly present the consolidated statements of operations, stockholders’ equity and cash flows of Parent and the Parent Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to differences.

(d)                                 Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(e)                                  Neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Parent and the Parent Subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the consolidated balance sheet of Parent and the Parent Subsidiaries as of December 31, 2004, including the notes thereto, contained in the Parent Filed SEC Reports, (ii) liabilities or obligations incurred on behalf of Parent in connection with this Agreement and the contemplated Merger, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 1, 2005, and (iv) which are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 4.8.  Absence of Certain Changes or Events.  Except as contemplated by this Agreement, since January 1, 2005, each of Parent and the Parent Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.9.  Taxes.

(a)                                  Each of the Parent and the Parent Subsidiaries has duly filed all Tax Returns required to be filed by it or has been granted extensions to file such Tax Returns, which extensions have not expired, except to the extent that all such failures to file, taken together, have not had and would not reasonably be expected to have a Material Adverse Effect. The Parent and each of the Parent Subsidiaries have paid (or the Parent has paid on behalf of the Parent Subsidiaries) all Taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except (i) for those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Parent Financial Statements, or (ii) to the extent that all such failures to pay, taken together, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 No deficiencies for any Taxes have been proposed, asserted or threatened in writing against the Parent or any of the Parent Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending (other than with respect to years that are currently under examination by the Internal Revenue Service or other applicable Tax authorities).

(c)                                  Neither Parent nor any of the Parent Subsidiaries has taken any action or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d)                                 Neither the Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e)                                  Neither the Parent nor any of the Parent Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).

(f)                                    The Parent and the Parent Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes, except where a failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(g)                                 Neither the Parent nor any of the Parent Subsidiaries has any liability for the Taxes of any person (other than the Parent and the Parent Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law) as a transferee or successor, by contract or otherwise, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h)                                 As used in this Agreement (A) ”Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalty, addition to tax or additional amount, and (B) ”Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents accompanying payments of estimated Taxes, or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.10.  Litigation.

(a)                                  There are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings (“Litigation”) that which, if adversely determined, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.  There is no suit, action or proceeding (including in connection with the consummation of the Merger) pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of the Parent Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b)                                 There is not any Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Parent, investigation by, any Governmental Entity involving Parent or any of the Parent Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c)                                  This Section 4.10 does not relate to Tax matters, employee benefits matters, labor relations matters or environmental matters which are the subjects of Sections 4.9, 4.14, 4.15 and 4.16, respectively.

Section 4.11.  Contracts and Commitments.

(a)                                  Section 4.11(a) of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof of each Parent Material Contract.  “Parent Material Contract” means (i) a “material contract”, as such term is defined in Section 601(b)(10) of Regulation S-K of the SEC, (ii) a contract, agreement, license, commitment or arrangement which contains any non-compete or exclusivity provisions with respect to any line of business, distribution channel, medical condition application or geographic area with respect to Parent or any Parent Subsidiary, or restricts the conduct of the business of the Parent or any Parent Subsidiary, or the geographic area or manner in which Parent or any Parent Subsidiary may conduct business, in each case in any material respect, (iii) a contract, agreement, license, commitment or arrangement between Parent or any Parent Subsidiary on the one hand, and any officer, director or person directly or indirectly owning, controlling or holding power to vote 5% or more of Parent’s outstanding voting securities (other than compensation arrangements involving a director or officer of Parent listed or described in Section 4.14 of the Parent Disclosure Letter), on the other hand, or (iv) a contract, agreement or arrangement to which Parent or any Parent Subsidiary or any of their respective properties is subject that (A) involves annual revenue to Parent or the Parent Subsidiaries in excess of $1,000,000 in the calendar year ending December 31, 2005, (B) obligates Parent or any Parent Subsidiary to expend an amount in excess of $1,000,000 in the calendar year ending December 31, 2005, (C) obligates Parent or any Parent Subsidiary to make capital expenditures or acquire assets in an amount estimated by Parent as of the date hereof to be in excess of $1,000,000 over the remaining life of such contract or (D) is a material arrangement governing the legal relationship between Parent or any Parent Subsidiary and any of the purchasers, consignees, licensees, distributors, sales representatives (“Customers”) or sellers, consignors, vendors, licensors or service providers (“Suppliers”) of Parent and any Parent Subsidiary, taken as a whole, which Customer or Supplier (a) provides essential raw materials or components for any Key Existing Product or is obligated to provide essential raw materials or components for any Key Pipeline Product; (b) provides an essential administrative function; or (c) which Customer or Supplier was one of the ten largest Customers or Suppliers of Parent or any Parent Subsidiary, taken as a whole, for the calendar year ended December 31, 2004.  Parent has delivered or made available true and complete copies of all such contracts, agreements, licenses, commitments and arrangements to Parent.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Parent Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to Parent or any Parent Subsidiary and, to the knowledge of Parent, with respect to each other party to any of such Parent Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any Parent Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.  There are no existing defaults, violations or breaches by Parent or any Parent Subsidiary of any Parent Material Contract (or events or conditions which, with notice or lapse of time or both would constitute such a default, violation or breach) and, to the knowledge of Parent, there are no such defaults, violations or breaches (or events or conditions which, with notice or lapse of time or both, would constitute such a default, violation or breach) with respect to any third party to any such Parent Material Contracts that, in any such case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any of such agreements.  Section 4.11(b) of the Parent Disclosure Letter identifies each Parent Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.  Neither Parent nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any securities of the Parent or Merger Sub.

Section 4.12.  Information Supplied.  The information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement/Prospectus shall not, at (i) the time the Information Statement/Prospectus is declared effective, (ii) the time the Information Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  If, at anytime prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or supplement to the Information Statement/Prospectus, Parent shall promptly inform the Company in writing.  All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Information Statement/Prospectus.

Section 4.13.  Stockholders’ Rights Agreement.  Neither Parent nor any Parent Subsidiary has adopted, or intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, capital shares or any other equity or debt securities of Parent or any of the Parent Subsidiaries.

Section 4.14.  Employee Benefit Plans.

(a)                                  “Parent ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than the Parent and any Parent Subsidiary, that together with the Parent or any Parent Subsidiary is (or at any relevant time was) considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b)                                 “Parent Pension Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) which is or has been maintained or contributed to by Parent or any Parent Subsidiary, or with respect to which Parent or any Parent Subsidiary is or may be required to maintain or make contributions (collectively, the “Parent Pension Plans”).

(c)                                  “Parent Welfare Plan” means each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) which is or has been maintained or contributed to by Parent, any Parent Subsidiary or with respect to which Parent or any Parent Subsidiary is or may be required to maintain or make contributions (collectively, the “Parent Welfare Plans”).

(d)                                 “Parent Compensation Plan” means each vacation or paid time off, severance, termination, change in control, employment, incentive compensation, profit sharing, stock option, fringe benefit, stock purchase, stock ownership, phantom stock, deferred compensation plans, arrangements or agreements and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by Parent or any Parent Subsidiaries for the benefit of any present or former officers, employees, directors or independent contractors of Parent or any of the Parent Subsidiaries and under which Parent or any Parent Subsidiary has or may have any actual or contingent material liabilities (collectively, the “Parent Compensation Plans”).

(e)                                  “Parent Benefit Plan” means a Parent Compensation Plan, Parent Pension Plan or Parent Welfare Plan (collectively, the “Parent Benefit Plans”).

(f)                                    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Parent Pension Plan is or has ever been subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither Parent nor any Parent Subsidiary nor any Parent ERISA Affiliate has maintained, contributed to or been obligated to maintain or contribute to, or has or may have any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code.

(g)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Parent Benefit Plan is or has ever been a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA and neither Parent nor any Parent Subsidiary nor any Parent ERISA Affiliate has maintained, contributed to or been obligated to maintain or contribute to, or has or may have any actual or contingent liability under, any multiemployer plan.

(h)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) each Parent Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) all contributions, including participant contributions, required under each Parent Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such plan and applicable Law; (iii) amounts payable pursuant to the terms of a Parent Benefit Plan will not be subject to any income tax deduction limit under Section 162(m) of the Code or any other applicable Law; (iv) each Parent Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service (unless such Parent Pension Plan is stated in the form a prototype document and relies on the opinion letter issued to the prototype plan sponsor) to the effect that such Parent Pension Plan currently is qualified and exempt from income taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income taxes under Section 501(a) of the Code, and no such determination letter has been revoked and, to the knowledge of Parent, revocation has not been threatened; (v) no present or former officers, employees, directors or independent contractors of Parent or any Parent Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan as a result of the transactions contemplated by this Agreement; (vi) neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with a termination of employment) will (A) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (B) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under any Parent Benefit Plan; (vii) to the knowledge of Parent no event or condition exists which would reasonably be expected to subject Parent or any Parent Subsidiary to liability in connection with the Parent Benefit Plans other than the provision of benefits thereunder in the ordinary course; and (viii) there are no pending or, to Parent’s knowledge, threatened actions (other than claims for benefits in the ordinary course) relating to any Parent Benefit Plan which have been asserted or instituted and which would reasonably be expected to result in any material liability of Parent or any Parent Subsidiary.

Section 4.15.  Labor and Employment Matters.

(a)                                  Since January 1, 2003, neither Parent nor any of the Parent Subsidiaries has been a party to, or bound by, or conducted negotiations regarding, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”) or voluntarily recognized or recognized under foreign Law.  There is no existing, pending or, to the knowledge of Parent, threatened (i) labor dispute, walkout, lockout, strike, slowdown, hand billing, picketing work stoppage or other “concerted action” involving the employees of Parent or any of the Parent Subsidiaries, (ii) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving Parent or any of the Parent Subsidiaries, (iii) election petition or other activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any of the Parent Subsidiaries, or (iv) certification or decertification question relating to collective bargaining units at the premises of Parent or any of the Parent Subsidiaries.

(b)                                 To the knowledge of Parent, none of Parent, any of the Parent Subsidiaries or any of their respective representatives or employees or independent contractors has committed an unfair labor practice or misappropriation of trade secrets in connection with the operation of the respective businesses of Parent or any of the Parent Subsidiaries, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16.  Environmental Compliance and Disclosure.

(a)                                  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) each of Parent and the Parent Subsidiaries possesses, and is in compliance with, all permits, licenses and governmental authorizations necessary for the conduct of the business as now being conducted, all such permits are in good standing, and each of the Company and the Company Subsidiaries has filed all registrations and notices that are required under, all Environmental Laws applicable to Parent or any Parent Subsidiary, (ii) there are no proceedings pending, or, to Parent’s knowledge, threatened to cancel, modify, or not renew any such permits, licenses or governmental authorizations, and (iii) Parent and each of the Parent Subsidiaries is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws.

(b)                                 Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Parent nor any Parent Subsidiary has received written notice of actual or threatened or potential liability under any applicable Environmental Laws, including the Federal Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”) or any similar applicable state or local statute or ordinance from any governmental agency.

(c)                                  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of Parent, no Hazardous Materials have ever been or are being spilled, released, discharged, disposed, placed or otherwise caused to become located in any environmental medium, including, without limitation, soil, sub-surface strata, air, water or ground water, under, at, or upon any plant, facility, site, area or property currently or previously owned or leased by Parent or any Parent Subsidiary or on which Parent or any Parent Subsidiary is conducting or has conducted its business or operations, except in compliance with applicable Environmental Laws.

(d)                                 Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Parent nor any Parent Subsidiary has entered into or agreed to, nor does either contemplate entering into, any consent or Order, and neither Parent nor any Parent Subsidiary is subject to any consent or Order, in either case, relating to compliance with, or the investigation, management or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(e)                                  Neither Parent nor any Parent Subsidiary has been subject to any administrative or judicial proceeding material to Parent and the Parent Subsidiaries, taken as a whole, pursuant to, and, to the knowledge of Parent, has not been alleged in writing by any governmental agency to be in violation in a manner material to Parent and the Parent Subsidiaries, taken as a whole, of, applicable Environmental Laws either now or any time during the past five years.

(f)                                    Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Parent nor any Parent Subsidiary has received notice that it is subject to any claim, obligation, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law and arising out of any act or omission of Parent or any Parent Subsidiary, its employees, agents or representatives or, to the knowledge of

Parent, arising out of the ownership, use, control or operation by Parent or any Parent Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by Parent or any Parent Subsidiary) or any other area on which Parent or any Parent Subsidiary is conducting or has conducted its business or operations at or from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) and there is no reasonable basis for any such notice and, to the knowledge of Parent, none are threatened or foreseen.

(g)                                 Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of Parent, none of the assets owned by Parent or any Parent Subsidiary or any real property owned or leased by Parent or any Parent Subsidiary contain any friable asbestos, PCBs or underground storage tanks.

(h)                                 As used in this Agreement, the term “Environmental Laws” means any applicable and binding Laws (including statutes, and common law) of the United States, any State or any political subdivision thereof, or any other nation or political subdivision thereof, relating to pollution, management of Hazardous Materials, protection of natural resources, protection of the environment or protection of human health and safety from Hazardous Materials, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such Laws, and shall include without limitation CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (to the extent it regulates Hazardous Materials) , the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), Emergency Planning and Community Right To Know Act (42 U.S.C. 11001 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as well as any and all regulations, rules, standards, requirements, orders and permits issued thereunder.

(i)                                     As used in this Agreement, the term “Hazardous Material” means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance, waste or material which is regulated by Environmental Laws, the presence of which in the environment is regulated or creates liability, or which may be harmful to human health or the environment.

Section 4.17.  Intellectual Property.

(a)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: Parent does not have knowledge of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product, device, method, or composition as now used, sold or licensed or proposed for use, sale or license by Parent or any Parent Subsidiary, infringes, misappropriates or violates on any copyright, patent, trademark, trade name, service mark or trade secret of any other person,

(B) against the licensing or use by Parent or any Parent Subsidiary of any Intellectual Property used in the business of Parent or any Parent Subsidiary as currently conducted or as proposed to be conducted, (C) challenging the ownership, validity or effectiveness of any of the Parent Intellectual Property Rights material to Parent and the Parent Subsidiaries, taken as a whole, or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by Parent or any Parent Subsidiary.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, Parent and each of the Parent Subsidiaries owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted.

(b)                                 The consummation of the Merger and related transactions will not limit the right of Parent and the Parent Subsidiaries to continue to use Intellectual Property which is essential to the development, manufacturing, or sale of any Key Existing Products or Key Pipeline Products or is otherwise material to the conduct of the business as currently conducted or as proposed to be conducted.

(c)                                  As used in this Agreement, the term (x) “Intellectual Property” means all patents (including divisions, reissues, continuations-in-part and the like), trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, confidential information, publicity right or other proprietary right and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (y) “Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by another person, and (z) “Parent Intellectual Property Rights” means the Intellectual Property owned or used by Parent or any Parent Subsidiary.

Section 4.18.  Brokers.  Except pursuant to Parent’s engagement letters with Piper Jaffray & Co. the (“Parent Independent Advisor”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE V

COVENANTS

Section 5.1.  Conduct of the Company’s Business Pending the Merger.

(a)                                  The Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless Parent shall otherwise agree in writing or as otherwise contemplated by this Agreement, and subject to the disclosure in Section 5.1 of the Company Disclosure Letter, and except for Approved Matters, (i) the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with prior practice and (ii) the Company and the Company Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or the Company Subsidiaries have material business relations, and (iii) the Company and the Company Subsidiaries shall use commercially reasonable efforts to comply with all applicable Laws wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.  An “Approved Matter” shall mean any matter that has been or is expressly approved by the Board of Directors of the Company unless, with respect to such matter, the directors of the Company who are also executive officers or directors of Parent either voted against or abstained from voting with respect to such matter.

(b)                                 The Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless Parent shall otherwise agree in writing, the Company shall not, nor shall the Company permit any of the Company Subsidiaries to, except as disclosed in Section 5.1 of the Company Disclosure Letter or for Approved Matters:  (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned Company Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, except that (A) the Company may issue shares of Company Common Stock (x) upon the exercise of Company Options outstanding as of the date of this Agreement or hereafter granted in accordance with the provisions of subclause (B) and (C) of this subsection (b), (y) in accordance with the terms of the Rights Plan as in effect on the date hereof, or (z) upon the exercise of company purchase rights outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (D) of this subsection (b), (B) the Company may grant Company Options to purchase up to an aggregate of 100,000 shares of Company Common Stock to employees of the Company or its Subsidiaries in accordance with the terms of the Company Stock Plans consistent with past practice and with an exercise price per share of Company Common Stock no less than the fair market value of a share of Company Common Stock on the date of grant, provided, that the vesting of such options does not accelerate as a result of the Merger or the transactions contemplated by this Agreement, (C) the Company may grant Company Options pursuant to existing contractual relationships as set forth in Section 5.1 of the Company Disclosure Letter, (D) the Company may grant purchase rights to purchase up to an aggregate of 189,156 shares of Company Common Stock in accordance with the terms of the Company ESPP (as in effect on the date hereof), and (E) transactions exclusively among the Company and the Company Subsidiaries shall be permitted, or (v) take any action that would, or would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

(c)                                  Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Letter or in the Company’s 2005 capital and operating budget previously provided to Parent and included in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated by any other provision of this Agreement, and except for Approved Matters, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless Parent shall otherwise agree in writing, the Company shall not, nor shall the Company permit any of the Company Subsidiaries to:  (i) amend the Company Certificate of Incorporation, the Company Bylaws or the equivalent organizational documents of any Company Subsidiary; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness other than borrowings under existing lines of credit or credit agreements (or under any refinancing of such existing lines); (iii) make any loans or advances to any other person (other than (A) loans or advances between any Company Subsidiaries or between the Company and any of the Company Subsidiaries); (iv) sell, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber any of its assets or properties (other than sales of products and inventory in the ordinary course of business consistent with past practice); (v) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any assets, in each case of clause (x) or (y) other than any such acquisition or acquisitions that, individually, involves a purchase price not in excess of $100,000 or, in the aggregate, involves a purchase price not in excess of $100,000; (vi) implement or adopt any material change in its accounting policies other than as may be required by GAAP; (vii) (A) amend any of the terms or conditions of employment for any of its directors or officers, (B) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, officers, directors or affiliates of the Company or Company Subsidiaries or enter into any new, or amend any existing, employment agreements, in each case, except (a) with respect to employees effected in the ordinary course of business consistent with past practices, (b) pursuant to existing contractual relationships, (c) in connection with the assumption by such employee of new or additional responsibilities or (d) to respond to offers of employment made by other persons, or (C) make any change to the Company Benefit Plans except to the minimum extent required to satisfy applicable Law; (viii) modify or amend in any material adverse respect or terminate or cancel any material contract of the Company or enter into any agreement or contract that would qualify as a material contract of the Company expect in the ordinary course of business; (ix) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors; (x) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole; (xi) make any material Tax election

(other than in the ordinary course of business consistent with past practice) or settle or compromise any material income tax liability; (xii) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business or to the extent subject to and not in excess of reserves that are disclosed in the Company Filed SEC Reports that relate to the matter being paid, discharged, settled or satisfied in accordance with GAAP or that, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole; (xiii) make or agree to make any new capital expenditure or expenditures which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $100,000; or (xiv) authorize, or commit or agree to take, any of the foregoing actions.

(d)                                 In connection with the continued operation of the Company and the Company Subsidiaries between the date hereof and the Closing Date, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect.  The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations.  The Company shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

Section 5.2.  Conduct of Parent’s Business Pending the Merger.

(a)                                  Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless otherwise contemplated by this Agreement, the business of Parent and the Parent Subsidiaries shall be conducted in a manner generally consistent with (i) past practice and (ii) Parent’s business strategy (each of (i) and (ii), as described in the Parent Filed SEC Reports and the materials (and associated board packages) made available to the Company pursuant to Section 4.1(a)).

(b)                                 Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless the Special Committee shall otherwise agree in writing, Parent shall not, nor shall Parent permit any of the Parent Subsidiaries to, except as disclosed in Section 5.2 of the Parent Disclosure Letter: (i) amend or otherwise change the Parent Certificate of Incorporation in a manner that adversely affects the rights of holders of Parent Common Stock (including holders of the Parent Common Stock issuable in the Merger), except to increase the authorized number of shares of Parent capital stock (including Parent Common Stock); (ii) issue any shares of Parent Common Stock if, following such issuance, there would be an insufficient number of shares of authorized but unissued Parent Common Stock to pay the Merger Consideration and to be reserved for issuance in connection with the transactions contemplated hereby; (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any of Parent’s capital stock; (iv) take any action that would, or would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied; or (v) authorize, or commit or agree to take, any of the foregoing actions.

Section 5.3.  Notification of Certain Matters.  The Company shall give prompt notice to Parent of the occurrence, or nonoccurrence, of any event which would reasonably be expected to result in a failure of the condition set forth in either Sections 6.2(a) or 6.2(b); provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available hereunder to Parent.  Parent shall give prompt notice to the Company of the occurrence, or nonoccurrence, of any event which would reasonably be expected to result in a failure of the condition set forth in either Sections 6.3(a) or 6.3(b); provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available hereunder to the Company.

Section 5.4.  Further Assurances.

(a)                                  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and cooperate to do all things necessary, proper or advisable under Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using all reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and Company Subsidiaries or Parent and Parent Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI, (ii) make all required regulatory filings and applications, (iii) defend all lawsuits or other legal proceedings and contest and resist any action challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and (v) cause the conditions set forth in Article VI to be satisfied.  No party hereto shall take any action that would prohibit or materially impair or delay the ability of any party to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement or to otherwise consummate the transactions contemplated by this Agreement.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation shall use all reasonable best efforts to take all such action.

(b)                                 In connection with, and without limiting the foregoing, each of Parent and the Company and each of their Boards of Directors, and in the case of the Company, its Special Committee, shall (i) take all actions necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(c)                                  Each of the Company and Parent shall, in connection with its obligation to use its commercially reasonable efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under applicable law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii)  permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other person and (iv) give the other party the opportunity to attend and participate in such meetings and conferences.

(d)                                 If any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law, each of Parent and the Company shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement shall require or be deemed to require Parent or the Company to agree to, or proffer to, divest or hold separate any material assets or any material portion of any business of Parent, the Company or any of their respective Subsidiaries or agree to any material restriction, condition or other limitation on the conduct of their respective businesses, as the case may be, or take any other similar action, that is not conditional on the consummation of the Merger.

(e)                                  Parent shall perform, or cause to be performed, when due all obligations of Merger Sub under this Agreement.

Section 5.5.  Stockholder Litigation.  The Company and Parent shall each give the other the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors and/or Parent and its directors relating to the Merger or the other transactions contemplated by this Agreement.

Section 5.6.  Indemnification.

(a)                                  Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all former and present directors, members of the Special Committee, officers and employees of the Company or any Company Subsidiary and any person who becomes a director, member of the Special Committee, officer or employee of the Company or any Company Subsidiary (the “Indemnified Parties”) to the fullest extent permitted by Law for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such.

(b)                                 It is understood and agreed that all rights to indemnification by the Company now existing in favor of the Indemnified Parties, as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof shall survive the Merger, and Parent shall perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation’s obligations with respect thereto.  For a period of six years following the Effective Time, the certificates of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries shall contain, and Parent shall cause the certificates of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries to contain, provisions no less favorable with respect to indemnification and exculpation (including, without limitation, advancement of expenses) of the Indemnified Parties than are presently set forth in the Company’s and the Company Subsidiaries’ certificates of incorporation and bylaws and Parent agrees that any claims for indemnification and advancement of expenses hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled as of such date.

(c)                                  Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, the directors’ and officers’ liability insurance (“D&O Insurance”) containing the coverages, terms, conditions and limitations contained in the policies currently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable) with respect to acts or omissions occurring at or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.6(b) more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by the Company for the D&O Insurance.  In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred percent (200%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

(d)                                 In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume or otherwise remain bound by the obligations set forth in this Section 5.6.  The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.6 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

Section 5.7.  Public Announcements.  Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with or do not otherwise supplement previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.7.  The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

Section 5.8.  Written Consent.  Parent agrees that immediately following the execution and delivery of this Agreement, it shall deliver to the Company a duly executed irrevocable written consent with respect to all shares of Company Common Stock owned by it adopting the Agreement as approved by the Special Committee.  Parent agrees that it shall not transfer, other than to an affiliate of Parent, any shares of Company Common Stock beneficially owned by Parent on the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms.  If this Agreement is subsequently amended and such amendment is approved by the Boards of Directors of Parent and the Company (or the Special Committee, as applicable) or if a subsequent consent is deemed necessary to consummate the transactions contemplated by this Agreement, then Parent shall as soon thereafter as practicable either (a) execute and deliver a written consent with respect to all shares of Company Common Stock owned directly or indirectly by it on the date hereof adopting this Agreement, or (b) at a meeting of the stockholders of the Company at which any proposal to adopt this Agreement is proposed, cause all shares of Company Common Stock owned directly or indirectly by it on the date hereof (i) to appear, in person or by proxy, so that all such shares are counted for the purpose of obtaining a quorum at any such meeting of stockholders of the Company, and at any adjournment or adjournments thereof, and (ii) to vote, in person or by proxy, with respect to such shares to adopt such amendment to this Agreement. Parent shall cause all shares of Company Common Stock owned directly or indirectly by it on the date hereof to vote against, and refrain from executing and delivering written consents in favor of, any proposal that is contrary to the adoption of this Agreement and the transactions contemplated hereby.  Following delivery of any written consent of Parent contemplated by this Section 5.8, the Company shall as soon as practicable provide to its stockholders the notice required pursuant to Section 228(e) of the Delaware Statute.  Parent agrees that immediately following the execution and delivery of this Agreement, it shall deliver to Merger Sub a duly executed irrevocable written consent (with a copy being delivered to the Company) with respect to all membership interests of Merger Sub owned by it adopting the Agreement as approved by the Board of Managers of Merger Sub.

Section 5.9.  Information Statement/Prospectus.  As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (the “S-4”), which shall include a preliminary information statement of the Company relating to the Merger as well as a prospectus of Parent.  Each of Parent and the Company shall use its reasonable best efforts to respond to any comments of the SEC, to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the information statement of the Company and prospectus of Parent in definitive form (as supplemented or amended prior to the Effective Time, the “Information

Statement/Prospectus”) to be mailed to the Company’s stockholders at the earliest practicable time after the S-4 is declared effective under the Securities Act.  As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal laws relating to the Merger (the “Other Filings”).  Each of the Company and Parent will notify each other promptly upon the receipt of any comments, whether oral or written, from the SEC or its staff and upon any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 or the Information Statement/Prospectus or any Other Filing or for additional information, and will supply the other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Information Statement/Prospectus or the Merger.  No amendment or supplement to the Information Statement/Prospectus or S-4 will be made by the Company or Parent without the prior approval of the other party, except as required by applicable laws and then only to the extent necessary, or without providing the other party the opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the S-4 has been declared effective, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.  If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the S-4, the Information Statement/Prospectus or any Other Filing so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Information Statement/Prospectus, the S-4 or any Other Filing, the party that discovers such information shall promptly notify the other party and an amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company’s stockholders.  The Company and Parent each shall promptly provide the other (or its counsel) copies of all filings made by it with any Governmental Entity in connection with this Agreement and the Merger.

Section 5.10.  Quotation on NASDAQ. Prior to the Effective Time, Parent shall cause to be authorized for quotation on NASDAQ the shares of Parent Common Stock issuable in connection with the Merger subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to Closing.  The Surviving Corporation shall use its reasonable best efforts to cause the Company Common Stock to be removed from quotation on NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.11.  Affiliates.  As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all persons who are, in the opinion of the Company, at the time of this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act.  The Company shall use commercially reasonable efforts to cause each such person to deliver to Parent as of the Closing Date, a written agreement in a form reasonably acceptable to Parent, describing the requirements of Rule 145 under the Securities Act applicable to such affiliates by reason of the transactions anticipated by this Agreement.

Section 5.12.  Tax Treatment of Merger.

(a)                                  Each of Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code and shall use reasonable best efforts not to, and not to permit or cause any affiliate or any of the Parent Subsidiaries to, take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

(b)                                 Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)                                  The parties hereto shall cooperate and use their reasonable best efforts in order for Parent to obtain the opinion of King & Spalding LLP described in Section 6.1(e) and for the Special Committee to obtain the opinion of Latham & Watkins LLP described in Section 6.1(f).  In connection therewith, both Parent (together with Merger Sub) and the Company shall deliver to King & Spalding LLP and Latham & Watkins LLP representation letters, dated and executed as of the dates of such opinions, in substantially the form attached to this Agreement as Exhibits 5.12(c)(1) and 5.12(c)(2), respectively.

ARTICLE VI

CONDITIONS

Section 6.1.  Conditions to the Obligation of Each Party.  The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

(a)                                  No applicable Law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any material foreign jurisdiction (collectively, “Judgments”) shall be and remain in effect which has the effect of prohibiting the consummation of the Merger; provided, however, that the party asserting such condition shall have used its reasonable best efforts to prevent the entry of any such Judgment and to appeal as promptly as practicable any such Judgment that may be entered and shall have otherwise complied with its obligations set forth herein;

(b)                                 The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC;

(c)                                  All material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, if any, necessary for the consummation of the Merger shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure to be filed, expired or obtained would not be reasonably expected to have a Material Adverse Effect on Parent (for purposes of this clause, after giving effect to the Merger);

(d)                                 The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on NASDAQ, subject to official notice of issuance;

(e)                                  Parent shall have received a written opinion of King & Spalding LLP, in form and substance reasonably acceptable to it, dated as of the Closing to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company, in substantially the forms attached hereto as Exhibits 5.12(c)(1) and 5.12(c)(2); and

(f)                                    The Special Committee shall have received a written opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to it, dated as of the Closing to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to the Special Committee shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company, in substantially the forms attached hereto as Exhibits 5.12(c)(1) and 5.12(c)(2).  The condition set forth in this Section 6.1(f) shall not be waivable by the Company after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

Section 6.2.  Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a)                                  (i)  The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time as though made at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b)                                 The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement; and

(c)                                  The Company shall have delivered to Parent a certificate to the effect that each of the conditions specified in (a) and (b) above is satisfied in all respects.

Section 6.3.  Conditions to Obligations of the Company to Effect the Merger.  The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a)                                  (i) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

(b)                                 Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement; and

(c)                                  Each of Parent and Merger Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in (a) and (b) above is satisfied in all respects.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after adoption of this Agreement by the stockholders of the Company or the sole member of Merger Sub, as applicable:

(a)                                  by mutual written consent of the Company and Parent;

(b)                                 by either the Company or Parent:

(i)                                     if the Merger shall not have been consummated by March 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose willful breach of a representation or warranty or failure to fulfill any covenant or agreement contained in this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or by such date; and provided, further, that if the Information Statement/Prospectus has been mailed to stockholders prior to March 31, 2006, then the Termination Date shall be extended to April 30, 2006;

(ii)                                  if any Judgment having any of the effects set forth in Section 6.1(a) shall be in effect and shall have become final and nonappealable.

(c)                                  by Parent, if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured, or is not cured, by the Termination Date, provided that Parent shall have given the Company written notice of such breach or failure to perform at least ten (10) business days prior to such termination; or

(d)                                 by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b)  and (ii) is incapable of being cured, or is not cured, by the Termination Date, provided that the Company shall have given Parent written notice of such breach or failure to perform at least ten (10) business days prior to such termination.

Section 7.2.  Effect of Termination.

(a)                                  In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the provisions of this Section 7.2 and Article VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for any willful breach hereof.

(b)                                 Except as provided in this Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Information Statement/Prospectus (including SEC filing fees).

Section 7.3.  Amendments.  Subject to compliance with applicable Law, this Agreement may be amended by Parent (on behalf of itself and Merger Sub) and the Company, by action taken or authorized by the Board of Directors of Parent, on the one hand, and the Board of Directors of the Company (provided that such action or authorization of the Board of Directors of the Company is approved by the Special Committee), on the other hand, at any time; provided, however that after adoption of this Agreement by the stockholders of the Company and the sole member of Merger Sub there shall not be made any amendment that by law requires the further approval of such stockholders or member without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4.  Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer, and, for any extension or waiver by the Company, such extension or waiver has been approved by the Special Committee.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.  The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.  No Third Party Beneficiaries.  Other than the provisions of Section 5.6 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

Section 8.2.  Entire Agreement.  This Agreement, together with the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.  No amendment, modification or alteration of the terms or provisions of this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

Section 8.3.  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.

Section 8.4.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 8.5.  Headings.  The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6.  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.  The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.  Each of the parties hereto: (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.7.  Severability; Jurisdiction.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 8.8.  Specific Performance.  Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in accordance with Section 8.6, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.9.  Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.10.  Non-Survival of Representations and Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time and for the provisions of this Article VIII.

Section 8.11.  Certain Definitions.

(a)                                  For purposes of this Agreement, the terms “associate” and “affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

(b)                                 For purposes of this Agreement, the terms Key Existing Product and Key Pipeline Product shall mean, for a given entity, any product or device from which such entity (a) derived for the year ended December 31, 2004, more than 10% of its net sales, or (b) from which such entity reasonably expects to derive more than 25% of its net sales during any of the two years ended December 31, 2005 or 2006, respectively.

(c)                                  For purposes of this Agreement, the term “license” shall include the term “sublicense” and vice versa, whether used as a noun or verb and including, the singular, plural and all verb tenses thereof.

(d)                                 For purposes of this Agreement, the phrase “Material Adverse Effect” means, when used in connection with Parent or the Company (including the Surviving Corporation as the successor to the Company), any (i) change, (ii) effect, (iii) event, (iv) occurrence, (v) state of facts or (vi) development or developments which individually or in the aggregate have resulted in, or would reasonably be expected to result in, any change or effect, that (A) is materially adverse to the business, financial condition or results of operations of such person and its Subsidiaries, taken as a whole, or (B) prevents the consummation of the Merger; provided, that for purposes of analyzing whether any change, effect, event, occurrence, state of facts or development constitutes a “Material Adverse Effect” under this definition, the parties agree that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (a) any change relating to the United States or foreign economy or financial, credit or securities markets in general, so long as the effects do not disproportionately impact Parent or the Company, as applicable, (b) any change, in and of its itself, in the trading price or trading volume of the Parent Common Stock or the Company Common Stock, as applicable, (c) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which Parent and the Company participate, so long as the effects do not disproportionately impact or uniquely relate to Parent or the Company, as applicable, (d) any outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, so long as the effects do not disproportionately impact or uniquely relate to Parent or the Company, as applicable or (e) as to the Company, any change or effect resulting from an Approved Matter.

(e)                                  For purposes of this Agreement, the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(f)                                    For purposes of this Agreement, the phrases “to the knowledge of the Company,” “known to the Company,” and similar formulations shall mean the actual knowledge of the Company’s executive officers.

(g)                                 For purposes of this Agreement, the phrases “to the knowledge of Parent,” “known to Parent,” and similar formulations shall mean the actual knowledge of the Parent’s executive officers.

Section 8.12.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.12:

If to Parent or Merger Sub:

ev3 Inc.

4600 Nathan Lane North
Plymouth, Minnesota 55442
Telecopier: (763) 398-7200

Attention: President;

with a copy (which shall not be deemed notice) to:

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Telecopier:  (212) 556-2222
Attention:  John L. Graham, Esq.;

If to the Company:

Micro Therapeutics, Inc.

2 Goodyear, Irvine, California 92618
Telecopier: (949) 465-1743

Attention: President;

with a copy (which shall not be deemed notice) to:

Latham & Watkins
650 Town Center Drive
20th Floor
Costa Mesa, CA 92626-1925
Telecopier:  (714) 755-8290
Attention:  Charles K. Ruck, Esq.

Section 8.13.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, to be effective, require, (i) in the case of Parent, action by its Board of Directors, or (ii) in the case of the Company, action by its Board of Directors upon the approval and recommendation of the Special Committee.

Section 8.14.  Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN

THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.15.  Company Disclosure Letter and Parent Disclosure Letter.  Each of the Company Disclosure Letter and the Parent Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of the Company or Parent.  The inclusion of any matter, information, item or other disclosure set forth in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to constitute an admission of any liability of the Company or Parent to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement, is required to be disclosed under this Agreement, or has had or would reasonably be expected to have a Material Adverse Effect on the Company, Parent or Merger Sub, as the case may be.  Certain matters disclosed in the Company Disclosure Letter and the Parent Disclosure Letter are not material and/or have been disclosed for informational purposes only.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EV3 INC.

By:	/s/ James M. Corbett
Name:	James M. Corbett
Title:	President and Chief Executive Officer

MICRO INVESTMENT, LLC
By: ev3 Inc., Managing Member

By:	/s/ James M. Corbett
Name:	James M. Corbett
Title:	President and Chief Executive Officer

MICRO THERAPEUTICS, INC.

By:	/s/ Thomas C. Wilder III
Name:	Thomas C. Wilder, III
Title:	President and Chief Executive Officer

EXHIBIT 1.4(a)

Form of Second Amended and Restated Certificate of Incorporation

[FORM OF]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MICRO THERAPEUTICS, INC.

First:                                         The name of the corporation (hereinafter, the “Corporation”) is Micro Therapeutics, Inc.

Second:                             The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The name of the Corporation’s registered agent at that address is The Prentice-Hall Corporation System, Inc., County of New Castle.

Third:                                     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth:                               The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, and the par value of each of such shares is $0.001.

Fifth:                                          The business and affairs of the Corporation shall be managed by the board of directors (the “Board”), and the directors need not be elected by ballot unless required by the bylaws.

Sixth:                                       Meetings of stockholders (including the annual meeting of stockholders) may be held within or without the State of Delaware and may be held and conducted in any manner (including, without limitation, by telephonic meeting or by written consent in lieu of a meeting) provided for in the bylaws of the Corporation.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.

Seventh:                         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Eighth:                                In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter and repeal any bylaw whether adopted by them or otherwise.

Ninth:                                     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Tenth:                                    A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article Tenth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any elimination or limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EXHIBIT 1.4(b)

Form of Amended and Restated Bylaws

[FORM OF]

AMENDED AND BYLAWS

OF

MICRO THERAPEUTICS, INC.

(the “Company”)

ARTICLE I

OFFICES

Section 1.1.  Registered Office.

The Company shall at all times maintain a registered office in the State of Delaware.  The registered office of the Company and the registered agent of the Company at such office may be changed from time to time by the Company in the manner specified by law.

Section 1.2.  Other Offices.

The Company may have its principal office and other offices at such place or places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the Company may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1.  Place and Time of Meetings.

All meetings of stockholders shall be held at such place, either within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.2.  Annual Meetings.

Unless directors are elected by unanimous written consent in lieu of an annual meeting, an annual meeting of stockholders shall be held at such date, time and place, either within or without the State of Delaware, as may be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

Section 2.3.  Notice of Annual Meetings.

Notice of the annual meeting stating the place, date and hour of the meeting shall be delivered not less than ten nor more than sixty days before the date of the meeting by, or at the direction of, the president, the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Company.

Section 2.4.  Special Meetings.

Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors.  Such request shall state the purpose or purposes of the proposed meeting.

Section 2.5.  Notice of Special Meetings.

Notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting by, or at the direction of, the president, the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Company.

Section 2.6.  Business Transacted.

Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.

Section 2.7.  Written Consent of Stockholders.

Any action required to be taken at any annual or special meeting of the stockholders of the Company, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.  Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law of the State of Delaware.

ARTICLE III

DIRECTORS

Section 3.1.  Number and Term.

The number of directors which shall constitute the whole board of directors shall be no less than one nor more than thirteen, as determined initially by the incorporator and, after the issuance of stock, by resolution of the board of directors or by the stockholders at the annual or any special meeting.  Except as provided in Section 3.02, each director elected shall hold office until his successor is elected and qualified.  Directors shall be at least eighteen years of age and need not be residents of the State of Delaware nor stockholders of the Company.  The directors, other than the first board of directors, shall be determined by resolution of the board of directors or by the stockholders at the annual meeting, except as hereinafter provided.  Each director shall hold office until his successor shall have been elected and qualified or until his earlier resignation or removal.

Section 3.2.  Vacancies.

Newly created directorships resulting from an increase in the board of directors and all vacancies occurring in the board of directors, including vacancies caused by removal without cause, may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director, or by the stockholders, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced.  If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 3.3.  Functions of the Board.

The business and affairs of the Company shall be managed by its board of directors which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

Section 3.4.  Performance by Directors.

Each member of the board of directors and each member of any committee designated by the board of directors, shall, in the performance of such director’s duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s offices or employees, or committees of the board of directors, or by any other person as to matters such member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

Section 3.5.  Meetings of the Board of Directors.

(a)                                  The board of directors of the Company may hold both regular and special meetings either within or without the State of Delaware.

(b)                                 The first meeting of each newly elected board of directors shall be held at such time and place as fixed by the vote of the stockholders at the annual meeting, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.  In the event of the failure of the stockholders to fix the time or place of such first meeting, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given, as hereinafter provided, for special meetings of the board of directors, or as shall be fixed by the consent in writing of all the directors.

(c)                                  Regular meetings of the board of directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the board.

(d)                                 Special meetings of the board of directors may be called by the president on one day’s notice to each director, either personally, by mail, facsimile, telegram, telephone, electronic transmission or any other reasonable method; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors or, if the board of directors shall consist of one director, on the written request of the sole director.

(e)                                  Notice of a meeting need not be given to any director who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

Section 3.6.  Quorum.

At all meetings of the board of directors, one-half of the directors in office shall constitute a quorum for the transaction of business unless a greater or lesser number is required by law or by the certificate of incorporation.  The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation.  If a quorum shall not be present at any meeting of directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.7.  Written Consent of Directors.

Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board of directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board of directors or committee, as the case may be.

Section 3.8.  Meetings by Conference Telephone.

Members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.9.  Committees of Directors.

(a)                                  The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the Company.  Such committee or committees shall have such powers as may be determined from time to time by resolution adopted by the board of directors, subject to any statutory limitations.

(b)                                 Meetings of each committee may be called by any member of the committee upon notice given to each member of the committee not later than the day before the day on which the meeting is to be held.  Notice of any meeting may be waived by all members of the committee.

(c)                                  A majority of each committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at a meeting at which a quorum is present shall be the act of such committee.

(d)                                 Any member of any committee may be removed, with or without cause, at any time, by the board of directors.  Any vacancy on any committee shall be filled by the board of directors.

(e)                                  Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 3.10.  Compensation of Directors.

Unless otherwise restricted by the certificate of incorporation, the board of directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at such meeting of the board of directors or a stated salary as director.  No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings or such compensation as the board of directors may fix.

Section 3.11.  Removal of Directors.

Any or all of the directors may be removed, with or without cause, at any time by the vote of the stockholders at a special meeting called for that purpose.  Any director may be removed for cause by the action of the directors at a special meeting called for that purpose.

Section 3.12.  Corporate Records.

The directors may keep the books of the Company, except such as are required by law to be kept within the state, outside the State of Delaware, at such place or places as they may from time to time determine.

ARTICLE IV

NOTICES

Section 4.1.  Form and Time of Notice.

Except as otherwise required by statute, whenever, under the provisions of the laws of the State of Delaware or of the certificate of incorporation of the Company or of these bylaws, notice is required to be given to any director or stockholder, such notice may be delivered personally, by mail, facsimile, telegram, telephone, electronic transmission or any other reasonable method.

Section 4.2.  Waiver of Notice.

Whenever any notice is required to be given under the provisions of the laws of Delaware or under the provisions of the certificate of incorporation or these bylaws, a waiver thereof in writing signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.  Attendance of a person at a meeting shall constitute waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE V

OFFICERS

Section 5.1.  Officers.

The officers of the Company shall be chosen by the board of directors and shall be a president, a secretary and a treasurer.  The board of directors may also choose a Chairman or Vice Chairman of the Board of Directors, one or more vice presidents (any one or more of whom may be designated an executive vice president or senior vice president), one or more assistant secretaries and assistant treasurers, as well as other officers and agents, with such titles, duties and powers as the board of directors may from time to time determine.  Any number of offices may be held by the same person, unless the certificate of incorporation provides otherwise.

Section 5.2.  Appointment of Officers.

The board of directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the Company.

Section 5.3.  Salaries of Officers.

The salaries of all officers and agents of the Company shall be fixed by the board of directors.

Section 5.4.  Term, Removal and Vacancies.

Each officer of the Company shall hold office until his successor has been chosen and qualified or until he shall have resigned or shall have been removed.  Any officer may be removed at any time by the affirmative vote of a majority of the board of directors.  Any vacancy occurring in any office of the Company shall be filled by the board of directors.

Section 5.5.  President.

The president shall be the chief executive officer of the Company.  It shall be his duty to supervise generally the management of the business of the Company.  Without limiting the generality of the foregoing, the president shall preside at all meetings of the stockholders and the board of directors, shall see that all orders and resolutions of the board of directors are carried into effect and shall have power to sign contracts, powers of attorney and other instruments on behalf of the Company and shall execute bonds, mortgages and other contracts requiring a seal under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the Company.

Section 5.6.  Vice President.

In the absence of the president, or in the event of his inability or refusal to act, the vice president, if any, (or if there shall be more than one, the vice presidents in the order determined by the board of directors, or if there be not such determination, then in the order of their election) shall perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.  In addition, the vice presidents shall have the power to sign contracts, powers of attorney and other instruments on behalf of the Company, except where the execution thereof shall be otherwise delegated by the board of directors.

Section 5.7.  Secretary.

The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be.  He shall have custody of the corporate seal of the Company and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and, when so affixed, it may be attested by his signature or by the signature of such assistant secretary.  The board of directors may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature.

Section 5.8.  Assistant Secretary.

The assistant secretary (or, if there be more than one, the assistant secretaries in the order determined by the board of directors or, if there shall be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his disability, inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

Section 5.9.  Treasurer.

(a)                                  The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the board of directors.

(b)                                 He shall disburse the funds of the Company as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors at its regular meetings, or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the Company.

Section 5.10.  Assistant Treasurer.

The assistant treasurer (or, if there be more than one, the assistant treasurers in the order determined by the board of directors or, if there shall be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his disability, inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

ARTICLE VI

CERTIFICATE OF STOCK

Section 6.1.  Certificates.

Every holder of stock in the Company shall be entitled to have a certificate of the shares of the Company signed by (i) the Chairman or Vice Chairman of the Board of Directors, the president or a vice president and (ii) either the treasurer, an assistant treasurer, the secretary or an assistant secretary of the Company and may be sealed with the seal of the Company or a facsimile thereof

Section 6.2.  Signatures.

Any or all of the signatures of the officers of the Company upon a certificate may be facsimiles.  In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer at the date of issue.

Section 6.3.  Lost Certificates.

The Company may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 6.4.  Transfers of Shares.

Upon surrender to the Company or the transfer agent of the Company of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 6.5.  Registered Stockholders.

The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1.  Dividends.

(a)                                  Dividends upon the capital stock of the Company, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in shares of the capital stock or in the Company’s bonds or its property, including the shares or bonds of other corporations subject to any provisions of law and of the certificate of incorporation.

(b)                                 Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the directors shall think conducive to the interest of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 7.2.  Checks.

All checks or demands for money and notes of the Company shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

Section 7.3.  Fiscal Year.

The fiscal year of the Company shall be fixed by resolution of the board of directors.

Section 7.4.  Seal.

The seal of the Company shall consist of an impression bearing the name of the Company around the perimeter and the word “Seal” and such other information.  In lieu thereof, the Company may use an impression or writing bearing the words “CORPORATE SEAL” enclosed in parentheses or scroll, which shall also be deemed the seal of the Company.

Section 7.5.  Use of Pronouns.

Whenever used in these bylaws, the pronouns “he”, “him”, or “his” shall be deemed also to mean or include “she”, “her” or “hers”, as the case may be.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.  Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 8.02 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article VIII or otherwise (hereinafter an “undertaking”).

Section 8.2.  Right of Indemnitee to Bring Suit. If a claim under Section 8.01 of this Article VIII is not paid in full by the Corporation within forty-five (45) days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article VIII or otherwise shall be on the Corporation.

Section 8.3.  Non-Exclusivity of Rights. The rights of indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8.4.  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 8.5.  Indemnification of Employees or Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors or officers of the Corporation.

Section 8.6.  Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determinates, greater than, those provided for in this Article VIII.

Section 8.7.  Effect of Amendment.  Any amendment, repeal or modification of any provision of this Article VIII by the stockholders or the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX

AMENDMENTS

Section 9.1.  Amendments.

These bylaws may be amended or repealed or new bylaws may be adopted at any regular or special meeting of stockholders at which a quorum is present or represented, by the vote of the holders of shares entitled to vote in the election of any directors, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting.  These bylaws may also be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board.  If any bylaw regulating an impending election of directors is adopted, amended or repealed by the board, there shall be set forth in the notice of the next meeting of stockholders for the election of directors the bylaw so adopted, amended or repealed, together with precise statement of the changes made.  Bylaws adopted by the board of directors may be amended or repealed by the stockholders.

EXHIBIT 5.12(c)(1)

Parent (and Merger Sub) Representation Letter

[FORM OF]

TAX CERTIFICATE FOR EV3

[Letterhead of ev3]

[          ], 2005

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036

Latham & Watkins LLP

650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 14, 2005, by and among ev3 Inc., a Delaware corporation (“Parent”), Micro Investments, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Sub”), and Micro Therapeutics, Inc., a Delaware corporation (the “Company”), which provides for the merger (the “Merger”) of Sub with and into the Company, with Company as the surviving corporation, in accordance with the Delaware General Corporation Law and on the terms and conditions set forth therein.  Each of King & Spalding LLP, counsel to Parent and Sub, and Latham & Watkins LLP, counsel to the “Special Committee” (as such term is defined in the Merger Agreement) of the Company, has been requested pursuant to Section 5.12(c) of the Merger Agreement to render its opinion regarding certain United States federal income tax consequences of the Merger.  Except as otherwise provided herein, any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.

A.                                   Statements and Representations.

In connection with the opinions to be rendered by each of you as provided in the Merger Agreement, and acknowledging that each of you will rely, with the consent of Parent and Sub, upon the statements and representations made in this letter in rendering such opinion, Parent and Sub hereby certify and represent to each of you that the statements and representations made herein are true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time).

1.                               As pertains to Parent or Sub, the descriptions of the facts and documents contained in the S-4 and the Proxy Statement are true, correct and complete descriptions of such facts and documents in all material respects.

2.                               Parent and Sub have entered into the Merger Agreement, and will effect the Merger, for good and valid business reasons.  The fair market value of the Merger Consideration received by each stockholder of the Company will be approximately equal to the fair market value of Company Common Stock surrendered by such stockholder in the Merger.

3.                               In connection with the Merger, no holder of Company Common Stock will receive in exchange for Company Common Stock, directly or indirectly, any consideration other than Parent Common Stock or cash in lieu of a fractional share thereof.  The Parent Common Stock received in exchange for the Company Common Stock will be entitled to vote in the election of directors of Parent and on all other matters submitted to stockholders of Parent (“Parent Voting Common Stock”).  Further, no liabilities of Company or of Company stockholders will be assumed by Parent, nor will any of the Company Common Stock be subject to any liabilities.

4.                               Immediately following the Merger, Parent will own shares of Company Common Stock representing control of Company. For purposes of this representation letter, “control” with respect to a corporation shall mean ownership of at least (i) 80 percent of the total combined voting power of all classes of stock entitled to vote and (ii) 80 percent of the total number of shares of each other class of stock of the corporation.

5.                               Parent has no present plan or intention to cause the Company to issue additional shares of its stock (or any options, warrants or other rights to acquire the beneficial or legal ownership of any shares of stock of the Company) or otherwise take any action that would result in Parent losing control of the Company.

6.                               All shares of Company Common Stock owned by the Parent group of corporations are owned by Sub, a disregarded entity for U.S. federal income tax purposes.  All shares of Company Common Stock owned by Parent prior to the Merger were acquired by Parent solely in exchange for Parent Voting Common Stock.  Except for payments for fractional shares in the Merger, neither Parent nor any corporation related to Parent (i) has purchased or will purchase any Company Common Stock with consideration other than Parent Voting Common Stock, (ii) has acquired or will acquire any Company Common Stock for no consideration or (iii) has furnished or will furnish cash or other property directly or indirectly to stockholders of the Company.  For purposes of this representation letter, two corporations shall be treated as “related” to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Code, but determined without regard to Section 1504(b) of the Code) or (b) one corporation owns 50 percent or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50 percent or more of the total value of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code as modified pursuant to Section 304(c)(3)(B) of the Code) or (c) a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Treasury Regulation Section 1.1502-80(b).

7.                               Sub currently owns (i) Company Common Stock that was purchased by Sub when it was owned by direct or indirect equity holders of Parent and (ii) Company Common Stock that was purchased by such direct or indirect equity holders of Parent.  Sub owns no other Company Common Stock, and Parent otherwise owns no Company Common Stock.  All of such

Company Common Stock was originally acquired directly from the Company, and none of such Company Common Stock was purchased or otherwise acquired from third parties.  Other than the acquisition by ev3 LLC described in paragraph 8 hereof, any acquisition of such Company Common Stock by any holder (including the acquisition of Company Common Stock by ev3 LLC by way of contribution upon ev3 LLC’s formation), was in each case for such holders’ own account, on their own behalf and with their own consideration, and was not made in connection with or in contemplation of the Merger or for the purpose of furthering Parent’s efforts to acquire Company Common Stock.  Such holders were not under any obligation to surrender any Company Common Stock to Parent, Sub or any related entities and neither Parent, Sub nor any related entities was obligated to make and made no, reimbursement, directly or indirectly, to any such holder for the consideration that was used to acquire any Company Common Stock.

8.                               In addition to the contribution of Company Common Stock at the time of its formation, ev3 LLC acquired Company Common Stock at one other time, on May 26, 2005, in a contribution from two of its members.  At such time, ev3 LLC and Parent had signed a merger agreement providing for the merger of ev3 LLC with and into Parent, signed as of the same date as the contribution agreement for the Company Common Stock, and the sole consideration for such merger was Parent Voting Common Stock.

9.                               The payment of cash to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock that would otherwise be issued to stockholders of the Company in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing and transferring fractional shares of Parent Common Stock and does not represent separately bargained-for consideration.  The total cash consideration that will be paid in the Merger to stockholders of the Company instead of issuing fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to stockholders of the Company in exchange for their shares of Company Common Stock.  The fractional share interests of each stockholder of the Company will be aggregated and no stockholder of the Company will receive in the Merger cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Parent Common Stock, with the possible exception of stockholders of the Company whose holdings of Company Common Stock are in multiple accounts or with multiple brokers.

10.                         Parent has no present plan or intention following the Merger: (i) to liquidate the Company; (ii) to merge the Company with or into another corporation; (iii) to sell or otherwise dispose of the stock of the Company except for transfers of stock to one or more corporations in which the transferor is in control or (iv) to cause the Company to sell or otherwise dispose of any of its assets or any assets acquired from Sub, except for (A) dispositions made in the ordinary course of business or (B) transfers to one or more corporations in which the transferor is in control.  For purposes of this representation, “to dispose” of stock or assets means to sell, exchange, contribute, distribute or otherwise transfer such stock or assets to any person or entity.

11.                         Neither Parent, nor any corporation related to Parent, has any plan, intention, obligation, agreement or understanding to, and will not in connection with the Merger, directly or indirectly, purchase, redeem or otherwise acquire any Parent Common Stock that will be issued pursuant to the Merger.  For purposes of this representation, a corporation that is a partner in a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership and as having furnished its share of any consideration furnished by the partnership to acquire the stock, in each case, in accordance with its interest in the partnership.

12.                         After the Merger, no dividends or distributions will be made to the former Company stockholders by Parent other than regular, normal dividends or distributions made to all holders of Parent Common Stock.

13.                         Except for expenses incurred in connection with the filing, printing and mailing of the S-4 and Proxy Statement (which will be shared equally by Parent and Company), Parent or Sub has paid and will pay the expenses, if any, incurred by Parent or Sub in connection with the Merger and neither Parent nor Sub has agreed to assume, or will assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of the Company or any holder of Company Common Stock in connection with or as part of the Merger or any related transaction.

14.                         Following the Merger, Parent will cause the Company or another member of Parent’s qualified group to continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business, within the meaning of Treasury Regulation Section 1.368-1(d).  For purposes of this representation, Parent’s “qualified group” means one or more chains of corporations connected through stock ownership with Parent, but only if Parent owns directly stock representing control in at least one other corporation, and stock representing control in each of the corporations (except Parent) is owned directly by one of the other corporations.  In addition, Parent will be treated as owning its proportionate share of the Company’s business assets used in a business of any partnership in which members of Parent’s qualified group either own a significant interest or have active and substantial management functions as a partner with respect to that partnership business (as described in Treasury Regulation Section 1.368-1(d)(4)(iii)(B)).

15.                         Parent will not (i) elect, or have in effect an election, to be treated as a “regulated investment company” or as a “real estate investment trust” or file any tax return consistent with such treatment or (ii) be a corporation 50 percent or more of the fair market value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are held for investment.  In making the determinations described in (ii) above, (x) the stock and securities of any subsidiary of Parent shall be disregarded and Parent shall be deemed to own its ratable share of such subsidiary’s assets and (y) a corporation shall be considered to be a subsidiary of Parent if Parent owns 50 percent or more of the combined voting power of all classes of the stock of such subsidiary that are entitled to vote, or 50 percent or more the total value of all classes of the outstanding stock of such subsidiary.  In addition, in determining the fair market value of Parent’s total assets for the purposes of making this representation, Parent shall exclude any cash and cash items (such as receivables), government securities and, to the extent provided in the applicable Treasury regulations, any assets required (through incurring indebtedness or otherwise) for the purposes of causing Parent to not be characterized as an entity described in (i) or (ii) of the first sentence of this paragraph or causing Parent to meet the requirements of Section 368(a)(2)(F)(ii) of the Code.

16.                         Company will pay all damages assessed against it, if any, relating to any lawsuit or other action brought against it by holders of Company Common Stock out of its own funds.  No funds will be supplied for this purpose, directly or indirectly, by Parent, nor will Parent directly or indirectly reimburse the Company for any such payment made by the Company.

17.                         There will be no dissenters in the Merger.

18.                         Prior to and through the time of the Merger, Parent will own all of the outstanding equity interests of Sub and Sub will not have issued any options, warrants or similar rights to acquire the beneficial or legal ownership of any of its equity interests.

19.                         There is no intercorporate indebtedness existing between Parent or its subsidiaries, on the one hand, and the Company or its subsidiaries, on the other hand, that was issued, acquired or will be settled at a discount.

20.                         None of the compensation to be received by any stockholder-employees of the Company represents separate consideration for, or will be allocable to, any of such stockholder-employee’s shares of Company Common Stock; (ii) none of the shares of Parent Common Stock to be received by any stockholder-employees of the Company in connection with the Merger will be separate consideration for, or allocable to, any employment, consulting or similar agreement or arrangement; and (iii) the compensation paid to any stockholder-employees of the Company has been or will be for services actually rendered (or to be rendered) and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.  No part of the Merger Consideration will be received by a stockholder of the Company as a creditor, employee, or in any capacity other than as a stockholder of the Company.

21.                         Parent is not, and will not be, a debtor under the jurisdiction of a court in a Title 11 or similar case.  For purposes of the foregoing, a “Title 11 or similar case” means a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

22.                         The Merger Agreement, S-4 and Proxy Statement and the other documents described in the S-4 and the Proxy Statement represent the entire understanding of Company, Sub and Parent with respect to the Merger.  The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations.

23.                         The undersigned is authorized to make all the representations set forth herein on behalf of Parent and Sub.

B.                                     Reliance by You in Rendering Opinion:  Limitations on Your Opinion.

The undersigned recognizes and agrees that (i) your respective tax opinions will be based (i) on the accuracy of the representations set forth herein, (ii) on the accuracy of the statements contained in the Merger Agreement and the various other documents related thereto (including, but not limited to, the S-4 and the Proxy Statement) and (iii) on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement.  In rendering your opinion, you may assume that any statements and representations referred to in (i) and (ii) that are qualified by knowledge are true, correct and complete without such qualification.  The undersigned also recognizes and agrees that your respective tax opinions will be subject to certain limitations and qualifications, including that they may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all respects.

The undersigned acknowledges that your respective opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

Very truly yours,

ev3, Inc.

by
Name:
Title:

EXHIBIT 5.12(c)(2)

Company Representation Letter

[FORM OF]

TAX CERTIFICATE FOR MTI

[Letterhead of MTI]

[            ], 2005

Latham & Watkins LLP

650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 14, 2005, by and among ev3 Inc., a Delaware corporation (“Parent”), Micro Investments, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Sub”), and Micro Therapeutics, Inc., a Delaware corporation (the “Company”), which provides for the merger (the “Merger”) of Sub with and into the Company, with Company as the surviving corporation, in accordance with the Delaware General Corporation Law and on the terms and conditions set forth therein.  Each of King & Spalding LLP, counsel to Parent and Sub, and Latham & Watkins LLP, counsel to the “Special Committee” (as such term is defined in the Merger Agreement) of the Company, has been requested pursuant to Section 5.12(c) of the Merger Agreement to render its opinion regarding certain United States federal income tax consequences of the Merger.  Except as otherwise provided herein, any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.

A.                                   Statements and Representations.

In connection with the opinions to be rendered by each of you as provided in the Merger Agreement, and acknowledging that each of you will rely, with the consent of Company, upon the statements and representations made in this letter in rendering such opinion, Company hereby certifies and represents to each of you that the statements and representations made herein are true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time).

1.       As pertains to the Company, the descriptions of the facts and documents contained in the S-4 and the Proxy Statement are true, correct and complete descriptions of such facts and documents in all material respects.

2.       Company has entered into the Merger Agreement, and will effect the Merger, for good and valid business reasons. The fair market value of the Merger Consideration received by each stockholder of the Company will be approximately equal to the fair market value of Company Common Stock surrendered by such stockholder in the Merger.

3.       In connection with the Merger, no holder of Company Common Stock will receive in exchange for Company Common Stock, directly or indirectly, any consideration other than Parent Common Stock or cash in lieu of a fractional share thereof.  The Parent Common Stock into which Company Common Stock will be converted in the Merger will be entitled to vote in the election of directors of Parent and on all other matters put forth to the shareholders of Parent (“Parent Voting Common Stock”).  Further, no liabilities of Company or of Company stockholders will be assumed by Parent in connection with the Merger, nor will any of the Company Common Stock be subject to any liabilities.

4.       Immediately following the Merger, Parent will own shares of Company Common Stock representing control of Company. For purposes of this representation letter, “control” with respect to a corporation shall mean ownership of at least (i) 80 percent of the total combined voting power of all classes of stock entitled to vote and (ii) 80 percent of the total number of shares of each other class of stock of the corporation.

5.       Company has no plan or intention to issue additional shares (or any options, warrants or other rights to acquire the beneficial or legal ownership of any shares of its stock) that would result in Parent losing control of Company after the Merger.

6.       The payment of cash to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock that would otherwise be issued to stockholders of Company in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing and transferring fractional shares of Parent Common Stock and does not represent separately bargained-for consideration.  The total cash consideration that will be paid in the Merger to stockholders of Company instead of issuing fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to stockholders of Company in exchange for their shares of Company Common Stock.  The fractional share interests of each stockholder of Company will be aggregated and no stockholder of Company will receive in the Merger cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Parent Common Stock, with the possible exception of stockholders of the Company whose holdings of Company Common Stock are in multiple accounts or with multiple brokers.

7.       None of the cash received by the Company from the issuance of stock, or notes that were converted into stock, to Sub or any of Sub’s current or former direct or indirect owners was distributed or otherwise paid out to the stockholders of the Company.

8.       Except for expenses incurred in connection with the filing, printing and mailing of the Information Statement/Prospectus (which will be shared equally by Parent and Company), Company has paid and will only pay its own expenses, if any, incurred in connection with the Merger, and Company has not agreed to assume any expenses or other liabilities, whether fixed or contingent, incurred or to be incurred, by any stockholder of Company in connection with or as part of the Merger or any related transactions.  Notwithstanding the foregoing, to the extent that any transfer tax or other expense is a liability of a holder of Company stock; such liability will be paid either by such holder or by Company and in no event by Parent or Sub.

9.       The only capital stock of Company issued and outstanding is Company Common Stock. At the time of the Merger, Company will not have outstanding any warrants, options, convertible securities or any other type of right which, if exercised or converted, would affect Parent’s acquisition or retention of control of Company.  Company has not treated any stock, indebtedness, instrument or other contractual arrangement (other than Company Common Stock) as equity of, or a proprietary interest in, Company for U.S. federal income tax purposes.

10.                         Company operates at least one historic business or owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d), and no assets of Company have been sold, transferred or otherwise disposed of which would prevent Company from continuing its historic business or from using a significant portion of its historic business assets in a business following the Merger.

11.                         Company will not as of the Effective Time, and has no plan or intent to, (i) elect, or have in effect an election, to be treated as a “regulated investment company” or as a “real estate investment trust” or file any tax return consistent with such treatment or (ii) be a corporation 50 percent or more of the fair market value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are held for investment.  In making the determinations described in (ii) above, (x) the stock and securities of any subsidiary of Company shall be disregarded and Company shall be deemed to own its ratable share of such subsidiary’s assets and (y) a corporation shall be considered to be a subsidiary of Company if Company owns 50 percent or more of the combined voting power of all classes of the stock of such subsidiary that are entitled to vote, or 50 percent or more the total value of all classes of the outstanding stock of such subsidiary.  In addition, in determining the fair market value of Company’s total assets for the purposes of making this representation, Company shall exclude any cash and cash items (such as receivables), government securities and, to the extent provided in the applicable Treasury regulations, any assets required (through incurring indebtedness or otherwise) for the purposes of causing Company to not be characterized as an entity described in (i) or (ii) of the first sentence of this paragraph or causing Company to meet the requirements of Section 368(a)(2)(F)(ii) of the Code.

12.                         There will be no dissenters in the Merger.

13.                         At the time of the Merger, the fair market value of the assets of Company will equal or exceed the sum of its liabilities plus (without duplication) the amount of liabilities, if any, to which Company’s assets are or will be subject.

14.                         Neither Company nor any corporation related to Company has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any Company Common Stock prior to and in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. For purposes of this representation letter, two corporations shall be treated as “related” to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Code, but determined without regard to Section 1504(b) of the Code) or (b) one corporation owns 50 percent or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50 percent or more of the total value of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code as modified pursuant to Section 304(c)(3)(B) of the Code) or (c) a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Treasury Regulation Section 1.1502-80(b)).  For purposes of this representation, a corporation that is a partner in a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership and as having furnished its share of any consideration furnished by the partnership to acquire the stock, in each case, in accordance with its interest in the partnership.

15.                         To the best knowledge of the management of Company, there is no plan or intention on the part of the stockholders of Company to sell, exchange or otherwise transfer ownership of (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) any share of Parent Common Stock received in the Merger (other than fractional shares of Parent Common Stock for which Company stockholders receive cash in the Merger) to Parent, or to any corporation related to Parent, directly or indirectly, other than through open-market purchases of Parent Common Stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger.

16.                         There is no inter-corporate indebtedness existing between Company (or any of its Subsidiaries) and Parent (or any of its Subsidiaries) or Sub that was issued or acquired, or will be settled, at a discount.

17.                         None of the compensation to be received by any stockholder-employees of Company represents separate consideration for, or will be allocable to, any of such stockholder-employee’s shares of Company Common Stock. None of the shares of Parent Common Stock to be received by any stockholder-employees of Company in connection with the Merger will be separate consideration for, or allocable to, any employment, consulting or similar agreement or arrangement. The compensation paid to any stockholder-employees of Company has been or will be for services actually rendered (or to be rendered) and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.  No part of the Merger Consideration will be received by a stockholder of Company as a creditor, employee, or in any capacity other than as a stockholder of Company.

18.                         Company is not and will not be a debtor under the jurisdiction of a court in a case in a Title 11 or similar case.  For purpose of the foregoing, a “Title 11 or similar case” means a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

19.                         The Merger Agreement, S-4 and Proxy Statement and the other documents described in the S-4 and the Proxy Statement represent the entire understanding of Company, Sub and Parent with respect to the Merger.  The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations.

20.                         The undersigned is authorized to make all of the statements and representations set forth herein on behalf of Company.

B.                                     Reliance by You in Rendering Opinion:  Limitations on Your Opinion.

The undersigned recognizes and agrees that (i) your respective tax opinions will be based (i) on the accuracy of the representations set forth herein, (ii) on the accuracy of the statements contained in the Merger Agreement and the various other documents related thereto (including, but not limited to, the S-4 and the Proxy Statement) and (iii) on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement.  In rendering your opinion, you may assume that any statements and representations referred to in (i) and (ii) that are qualified by knowledge are true, correct and complete without such qualification.  The undersigned also recognizes and agrees that your respective tax opinions will be subject to certain limitations and qualifications, including that they may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all respects.

The undersigned acknowledges that your respective opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

Very truly yours,

Micro Therapeutics, Inc.

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